EXHIBIT 99.1

Rome Bancorp Reports Record High Annual Earnings Per Share and Increased Quarterly Dividend

ROME, N.Y., Jan. 27, 2010 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the year and three month period ended December 31, 2009 (unaudited).

Net income for the Company for the twelve month period ended December 31, 2009 increased to $3.1 million, or $0.47 per diluted share, compared to $2.9 million or $0.41 per diluted share for 2008.   This marks a record high annual earnings per share figure for the Company since its inception in 1999. Earnings for the year were positively impacted by an increase in non-interest income of $578,000, which was partially offset by a decrease in net interest income before the provision for loan losses of $26,000 and increases in non-interest expense and income tax expense of $279,000 and $90,000, respectively. Diluted earnings per share were positively impacted by a decrease in outstanding diluted shares to 6,593,038 for 2009 from 7,003,389 in 2008 resulting from the Company's 2009 and 2008 stock repurchases.

Interest income for the twelve months ended December 31, 2009 decreased by $663,000 to $17.3 million from $18.0 million in the previous year due to decreases in the yields of earning assets, partially offset by a growth in the average balance of those assets. The average balance of earning assets increased to $308.0 million in 2009 from $297.4 million in the previous year while the yields earned on these assets decreased to 5.62% in 2009 from 6.05% in 2008. Interest expense decreased by $637,000 to $4.3 million in 2009 compared to $4.9 million in the previous year. Interest expense related to deposit accounts decreased $916,000 to $2.4 million in 2009 from $3.3 million in 2008. Average balances of deposit accounts increased by $7.2 million, or 4.1%, over 2008 levels of $176.5 million, as the cost of these funds decreased to 1.32% in 2009 from 1.89% in 2008.  Interest expense on borrowings increased by $279,000 over 2008 levels. The average cost of the Company’s borrowings increased to 3.25% in 2009 from 3.04% in 2008, as the Company moved to reduce its holdings of overnight borrowings by converting them to longer-term fixed rate notes. Average outstanding borrowings increased to $56.2 million in 2009 compared to $50.7 million in 2008 as borrowed funds were utilized to repurchase the Company's stock and fund investment purchases. However, outstanding debt declined from $66.3 million at December 31, 2008 to $47.9 million at the end of 2009 as the Company chose to sell the majority of its twenty to thirty year termed residential mortgage loans originated during 2009 into the secondary market, using the proceeds to pay down borrowings. The decrease in yields earned on assets and the cost of funds is consistent with decreases in underlying market rates over the past year.

The Company recorded a $300,000 provision for loan losses in both 2009 and 2008. During 2009, the Company experienced a lower level of charge-offs than in the previous year. While the asset quality of the overall loan portfolio has remained favorable, the current year provision was necessitated by a modest increase in the ratio of non-performing loans to total assets to 0.58% at December 31, 2009 compared to 0.47% at December 31, 2008. The allowance for loan losses as a percentage of total loans was 0.74% at December 31, 2009 compared to 0.64% at December 31, 2008. The allowance for loan losses as a percentage of non-performing loans was 111.4% at December 31, 2009, as compared to 152.1% at the previous year end.

Total non-interest income increased $578,000 for the year ended December 31, 2009 compared to the prior year. In 2009 the Company sold two investment securities, netting gains of $73,000; no securities were sold in 2008. During the fourth quarter of 2008, the Company recognized a write-down of $265,000 on its investment in a large blue chip mutual fund, due to impairment that was determined to be "other than temporary" under generally accepted accounting principles. Service charges and other non-interest income increased by $240,000, or 10.9%, over the prior year. Gains realized on mortgage sales increased to $155,000 in 2009 from $17,000 in the prior year, as a result of the Company's strategic decision to sell the majority of its 2009 twenty to thirty year term residential mortgage loan originations. Additionally, customer fee revenue increased by $129,000, or 5.9% over 2008 levels.

Non-interest expense increased by $279,000, or 2.7%, to $10.7 million in 2009 compared to $10.4 million in the prior year, primarily due to an increase in the cost of FDIC assessments.  Due to overall higher assessment rates charged to all banks insured by the FDIC, as well as a special assessment, the Company's FDIC and regulatory assessment expense increased to $416,000 in 2009 from $140,000 in the prior year. The increase in FDIC assessments decreased 2009 diluted earnings per share by $0.03. The increase in 2009 tax expense is attributable to the Company's higher pre-tax income.

For the three month period ended December 31, 2009, the Company recorded net income of $825,000 or $0.13 per diluted share compared to $610,000 or $0.09 per diluted share for the same period in 2008. The increase in quarterly earnings was attributable to a $100,000 decrease in the loan loss provision and an increase in non-interest income of $446,000, partially offset by a $45,000 decrease in net interest income before loan loss provision and increases in non-interest expense and income tax expense of $136,000 and $150,000, respectively. Fourth quarter 2009 diluted earnings per share benefited from a reduction in average outstanding shares from 6,786,249 in the same period of 2008 to 6,558,595, resulting from the Company's 2009 stock repurchases.

Net interest income before loan loss provision was $3.3 million in the fourth quarters of both 2009 and 2008. Fourth quarter interest income decreased by $243,000 or 5.4% to $4.3 million compared to $4.5 million in the fourth quarter of 2008. The decrease in interest income is attributable to a decrease in yields on earning assets to 5.56% for the fourth quarter of 2009 compared to 5.84% in the same period of 2008. Additionally, the balance of average earning assets decreased slightly to $305.9 million in the fourth quarter of 2009 from $307.7 million in the last quarter of 2008. Interest expense decreased by $198,000, or 16.6%, to $1.0 million compared to $1.2 million in the same quarter of 2008. This decrease is due to decreases in rates paid on deposits, consistent with declines in current market interest rates. The cost of funds for the Company's deposits decreased to 1.14% in the fourth quarter of 2009 from 1.74% for the same period of 2008. Partially offsetting these rate decreases, average deposit balances increased to $183.7 million in the fourth quarter of 2009 from $176.8 million in the same period of 2008. Average borrowings for the fourth quarter of 2009 decreased to $55.9 million from $63.2 million in the same quarter of 2008 as the Company sold the majority of long-term residential mortgages originated during 2009. The average rate paid on borrowings increased to 3.30% in the fourth quarter of 2009 from 2.60% in the same quarter of 2008 as the Company restructured its debt into longer term fixed rate advances.

The Company recorded a $100,000 provision for loan losses in the fourth quarter of 2009, as compared to a provision of $200,000 in the same period of 2008. This provision was deemed appropriate to account for fourth quarter charge-offs of $49,000, the continued stable quality of the loan portfolio and current economic conditions.

Total non-interest income increased $446,000 from $244,000 for the quarter ended December 31, 2008 to $690,000 for the quarter ended December 31, 2009. As discussed above, in the fourth quarter of 2008 the Company recorded a pre-tax impairment charge of $265,000 to recognize an other than temporary decline in the market value of an equity security. During the fourth quarter of 2009, the Company sold one investment security at a gain of $47,000. Service charges and other income recorded in the fourth quarter of 2009 increased by $134,000 to $643,000 in 2009 from $509,000 in the same period of 2008 due to gains realized on the sale of residential mortgage loans and increased fee revenue earned.

Fourth quarter non-interest expense increased $136,000, or 5.4%, over 2008. The majority of the increase is related to increases in compensation and benefits. Income tax expense for the fourth quarter of 2009 was $389,000 compared to $239,000 in the same period of 2008, reflecting higher pretax income.

Total assets decreased to $329.9 million at December 31, 2009 compared to $337.9 million at December 31, 2008. Net loans decreased by $12.9 million to $285.6 million at December 31, 2009 from $298.5 million at December 31, 2008 due to a reduction in the Company’s residential mortgage portfolio, resulting from the decision to sell the majority of twenty to thirty year termed residential mortgages originated during 2009. Deposit balances increased by $10.7 million or 5.2% throughout 2009 as investors exited equity markets and sought the stability of insured savings deposits. During 2009, the Company repurchased 260,788 shares of its common stock at a cost of $2.1 million.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated, "Our Company's disciplined business approach has produced solid operating results for both the quarter and year. We are pleased to announce another record level of annual earnings per share. Prudent investment and lending activities have resulted in strong asset quality and sufficient resources to meet our customers' needs and continue to grow the value of the Company."

The Company also announced that its Board of Directors has declared an increase in the quarterly dividend on the Company's common stock to 9.0 cents ($0.09) per share from 8.5 cents ($0.085).  The dividend is payable on February 19, 2010 to stockholders of record at the close of business on February 5, 2010.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company's actual results, and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	December 31,	December 31,
	2009	2008
Selected Financial Condition Data:
Total assets	$329,922	$337,886
Loans, net	285,617	298,453
Securities	14,677	8,588
Cash and cash equivalents	7,574	9,579
Total deposits	216,638	205,932
Borrowings	47,869	66,324
Total shareholders' equity	60,365	60,344
Allowance for loan losses	2,132	1,936
Non-performing loans	1,915	1,273
Non-performing assets	1,915	1,604

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Selected Operating Data:
Interestincome	$4,295	$4,538	$17,291	$17,954
Interest expense	992	1,190	4,250	4,887
Net interestincome	3,303	3,348	13,041	13,067
Provision for loan losses	100	200	300	300
Net interest income after provision for loan losses	3,203	3,148	12,741	12,767
Non-interest income:
Service charges and other income	643	509	2,449	2,209
Net (loss) gainon securities	47	(265)	73	(265)
Total non-interest income	690	244	2,522	1,944
Non-interest expense	2,679	2,543	10,689	10,410
Income before income taxes	1,214	849	4,574	4,301
Income tax expense	389	239	1,486	1,396
Net income	$825	$610	$3,087	$2,905

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.13	$0.09	$0.47	$0.42
Diluted earnings per share	$0.13	$0.09	$0.47	$0.41
Return on average assets	0.98%	0.72%	0.92%	0.89%
Return on average equity	5.66%	3.86%	5.27%	4.47%
Net interest rate spread (1)	3.93%	3.89%	3.85%	3.90%
Net interest margin (1)	4.29%	4.32%	4.24%	4.40%
Non-interest expense to average assets	3.19%	2.99%	3.18%	3.18%
Efficiency ratio (1)	67.84%	65.86%	68.95%	68.04%
Average interest-earning assets to average interest-bearing liabilities	127.64%	128.22%	128.39%	130.86%

	As of
	December 31,	December 31,
	2009	2008
Equity Ratios:
Equity to assets	18.30%	17.86%
Book value per share	$8.81	$8.55

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.67%	0.42%
Nonperforming assets as percent of total assets	0.58%	0.47%
Allowance for loan losses as a percent of loans	0.74%	0.64%
Allowance for loan losses as a percent of non- performing loans	111.4%	152.1%
Notes:
(1) Includes tax equivalent adjustment for the Company's tax-exemptmunicipal securities.
CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President and Chief
           Financial Officer
          (315) 336-7300